Exhibit 17.1

September 30, 2020

Board of Directors

SolarWindow Technologies, Inc.

9375 E Shea Blvd., Suite 107-B

Scottsdale, AZ 85260

Gentlemen:

Please be advised that I hereby tender my resignation as a Director and Chairman of the Board of Solarwindow Technologies, Inc., effective October 1st, 2020.

Sincerely,

Harmel S. Rayat